EXHIBIT 99.1
FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
ANNOUNCES APPOINTMENT OF
JOSEPH C. WINKLER III AS A DIRECTOR

The Woodlands, Texas (August 24, 2015) - TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced that, effective August 19, 2015, its board of directors has appointed Joseph C. Winkler III as a member of the board of directors to fill the vacancy existing on its board of directors. Mr. Winkler will serve as an independent director.

Stuart M. Brightman, TETRA’s President and Chief Executive Officer, stated, “I am pleased to welcome Joe to our board. He brings a wealth of oil and gas service industry leadership experience and will be a tremendous asset to TETRA.”

Joe Winkler served as Chairman and Chief Executive Officer of Complete Production Services Inc. from March 2007 until February 2012, at which time he retired in connection with the acquisition of Complete by Superior Energy Services, Inc. From June 2005 to March 2007, Mr. Winkler served as Complete’s President and Chief Executive Officer. Prior to that, from March 2005 to June 2005, Mr. Winkler served as the Executive Vice President and Chief Operating Officer of National Oilwell Varco, Inc. and from May 2003 until March 2005, as the President and Chief Operating Officer of NOV’s predecessor, Varco International, Inc. From April 1996 until May 2003, Mr. Winkler served in various other senior management capacities with Varco and its predecessor. From 1993 to April 1996, Mr. Winkler served as the Chief Financial Officer of a privately held company that was acquired by Varco International in April 1996. Prior to that, Mr. Winkler served as Chief Financial Officer of Baker Hughes INTEQ, and served in a similar role for various companies owned by Baker Hughes Incorporated. Mr. Winkler has served as a director of the general partner of Hi-Crush Partners LP since 2012, as a director of Commercial Metals Company since 2012, and as a director of Eclipse Resources since 2014. Mr. Winkler also served on the board of Dresser-Rand Group, Inc. from 2007 until its merger with Siemens AG in July 2015. Mr. Winkler received a B.S. degree in Accounting from Louisiana State University.

TETRA is a geographically diversified oil and gas services company, focused on completion fluids and associated products and services, water management, frac flowback, production well testing, offshore rig cooling, compression services and equipment, and selected offshore services including well plugging and abandonment, decommissioning, and diving.

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com

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